EXHIBIT 99.1

In re Washington Mutual, Inc., et al.
Case No. 08-12229 (MFW)

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.

Debtor's Name: Washington Mutual, Inc., et al	Bank: Various

Bankruptcy Number: 08-12229 (MFW)	Account Number: Various

Date of Confirmation: February 23, 2012	Account Type: Various

Reporting Period (month/year):	October 1, 2013 through December 31, 2013

Beginning Cash Balance:	$ 239,721,887

All receipts received by WMI Liquidating Trust (“Trust”) on behalf of the Debtors:

Cash Sales / Interest:	$ 29,770

Collection of Accounts Receivable:	$ 0

Proceeds from Litigation / Settlement:	$ 0

Sale of Debtor’s Assets:	$ 0

Other Cash Receipts /Transfers:	$ 117,575

Total of cash received:	$ 147,395

Total of cash available:	$ 239,869,282

Less all disbursements or payments (including payments made under the confirmed plan) made by the Trust:

Disbursements made under the plan, excluding the administrative
claims of bankruptcy professionals:	$ 16,737,099

Disbursements made pursuant to the administrative claims of
bankruptcy professionals:	$ 5,809,802

All other disbursements made in the ordinary course:	$ 790,910

Total Disbursements	$ 23,337,811

Ending Cash Balance:	$ 216,531,471

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

1/30/2014	/s/ John Maciel	CFO
Date	Name/Title

WMI Liquidating Trust
December 2013 Quarterly Summary Report -- UNAUDITED

TABLE OF CONTENTS

Page	Description

1	Background/Disclaimer

3	Schedule of Cash Receipts and Disbursements - Quarterly

4	Schedule of Cash Receipts and Disbursements - Cumulative

5	Statement of Net Assets in Liquidation (Balance Sheet)

6	Statement of Changes in Net Assets in Liquidation (Income Statement)

7	Notes to the Financial Statements

14	Rollforward of Liquidating Trust Interests

15	Next Dollar Analysis -- December 31, 2013

16	Rollforward of Disputed Claims Reserve

In re Washington Mutual, Inc., et al.
Case No. 08-12229 (MFW)

BACKGROUND / DISCLAIMER

This Quarterly Summary Report of  WMI Liquidating Trust (the “Trust”), as successor-in-interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (together referred to as the “Debtors”), to the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) covering the period from October 1, 2013 through December 31, 2013, was prepared solely for the purpose of complying with the quarterly operating guidelines as described in the Chapter 11 Trustee Handbook, United States Department of Justice, May 2004 in accordance with 28 U.S.C. §1746(2).  This Quarterly Summary Report is limited in scope, covers only a limited time period, and is not intended to serve as a basis for investment in any security of any issuer.  This Quarterly Summary Report was prepared in accordance with liquidation basis accounting.  The financial data reflected in this document were not audited or reviewed by an independent registered public accounting firm and are subject to future adjustment and reconciliation.  Given its special purpose and limited scope, this report does not include all adjustments and notes that would be required to be reported in accordance with U.S. Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board (“FASB”).  Results set forth in the Quarterly Summary Report should not be viewed as indicative of future results.  This disclaimer applies to all information contained herein.

On September 26, 2008 (the “Petition Date”), the Debtors commenced voluntary cases under Chapter 11 of title 11 of the United States Code with the Bankruptcy Court.  Prior to the Petition Date, on September 25, 2008, the Director of the Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Washington Mutual Bank (“WMB”), a subsidiary of WMI, and advised WMI that the receiver was immediately taking possession of WMB’s assets.  Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated as of September 25, 2008.

The Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code that the Debtors filed with the Bankruptcy Court on December 12, 2011 (and as subsequently amended and modified from time to time, the “Plan”), by order, dated February 23, 2012, (the “Confirmation Order”) [D.I. 9759].  After the satisfaction or waiver of the conditions described in the Plan, the transactions contemplated by the Plan were consummated on March 19, 2012 (the “Effective Date”), and, on March 23, 2012, the Debtors made initial distributions to creditors pursuant to the Plan (the “Initial Distribution”).  WMI emerged on the Effective Date as a newly reorganized company, WMI Holdings Corp. (“Reorganized WMI”).

In addition, the Plan provided for the creation of the Trust, which was formed on March 6, 2012, pursuant to the execution of the liquidating trust agreement dated as of March 6, 2012, by and among the Debtors, William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and CSC Trust Company of Delaware, as the Delaware resident trustee (as amended, the “Liquidating Trust Agreement”).   On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution or whose claims remain disputed.   The Trust is a successor-in-interest to the Debtors pursuant to the Plan and the Liquidating Trust Agreement.  The Trust has an initial term of three years from the Effective Date, subject to extension for up to an additional three years (subject to certain limited exceptions) with the approval of the Bankruptcy Court.

As successor-in-interest to WMI, the Trust bears the responsibility for future reporting to the Bankruptcy Court.  The Trust reports in accordance with liquidation basis accounting, which requires the reporting entity to report its assets and liabilities based on net realizable values, or the cash the Trust expects to receive for its assets.  For purposes of the Quarterly Summary Reports, management has used the fair market values assigned to the assets for tax reporting purposes.  Valuation of assets requires management to make difficult estimates and judgments.   Management used the services of an independent valuation firm to make its estimates for select assets. Estimates necessarily require assumptions, and changes in such assumptions over time could materially affect the results.  Due to the inherently uncertain nature of estimates and the underlying assumptions, the actual cash to be received by the Trust from liquidation of assets and liabilities will likely be different than reported.  Ongoing adjustments and reconciliations will be reflected in future Quarterly Summary Reports filed with the Bankruptcy Court (which the

Trust files with the U.S. Securities and Exchange Commission, or “SEC”, under cover of Form 8-K), and in the Trust’s modified annual report on Form 10-K filed with the SEC for its fiscal year ending December 31, 2013.

The information provided in the notes to the financial statements is provided to offer additional information to the readers of this report.  However, the information is not complete and should be read in conjunction with the Plan and Disclosure Statement.  In addition, readers are encouraged to visit the Trust’s website at www.wmitrust.com, which contains a link to the Trust’s filings with the SEC.

WMI Liquidating Trust
December 2013 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Quarterly

	For the Quarter ended December 31, 2013

	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - September 30, 2013	$56,422,242	$4,878,165	$177,239,889	$1,181,591	$239,721,887

Receipts
Interest /Investment Income Received	128	-	260	-	388
Treasury Bill accretion	7,997	-	21,435	-	29,432
Sale / Monetization of Debtor's assets	-	-	-	-	-
Collection of tax receivable	-	-	-	-	-
Proceeds from Litigation	-	-	-	-	-
Proceeds from run-off notes	-	-	-	-	-
Distribution from subsidiaries	-	-	-	-	-
Reimbursement for tax professional fees	-	-	-	-	-
Other receipts	117,575	-	-	-	117,575
Total Receipts	125,700	-	21,695	-	147,395

Transfers
Disallowance of disputed claims	-	-	-	-	-
Allowance of disputed claims	-		(3,165,273)	3,165,273	-
Allowance of unreserved claims	-	-	-	-	-
Distribution to disputed Liquidating Trust Interests	(435,251)	-	435,251	-	-
Claims disallowed for non-release	-	-	-	-	-
Conditional release from litigation reserve	-	-	-	-	-
Other transfers	-	-	-	-	-
Total transfers	(435,251)	-	(2,730,022)	3,165,273	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	16,733,037	-	-	(3,975)	16,729,062
Disbursements to newly released / allowed claims	-	-	-	7,902	7,902
Other disbursements to allowed claimants (taxes, releases, etc)	-	-	132	-	132

Disbursements made for bankruptcy expenses
For services prior to the effective date	-	-	-	-	-
For services after the effective date	5,787,851	21,951	-	-	5,809,802

Disbursements in ordinary course:
Salaries and benefits	338,847	-	-	-	338,847
Travel and other expenses	27,728	-	-	-	27,728
Occupancy and supplies	128,756	-	-	-	128,756
Other outside services	48,857	-	-	-	48,857
Other disbursements	39,653	-	-	-	39,653
Trust Advisory Board fees and expenses	207,069	-	-	-	207,069
Disbursements in ordinary course	790,910	-	-	-	790,910

Total Disbursements	23,311,798	21,951	132	3,927	23,337,808

Ending Cash and Cash Equivalants	$32,800,891	$4,856,214	$174,531,429	$4,342,937	$216,531,471

WMI Liquidating Trust
December 2013 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Cumulative

	From the Effective Date through December 31, 2013

	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - Effective Date	$140,117,720	$20,000,000	$725,779,642	$53,738,857	$939,636,219

Receipts
Interest /Investment Income Received	4,527	-	655	10,158	15,340
Treasury Bill accretion	32,250	-	339,112	-	371,362
Sale / Monetization of Debtor's assets	3,779,622	-	-	-	3,779,622
Proceeds from run-off notes	51,383,105	-	14,977	-	51,398,082
Distribution from subsidiaries	3,431,878	-	-	-	3,431,878
Reimbursement for tax professional fees	1,455,407	-	-	-	1,455,407
Other receipts	1,663,038	-	12,705	904,565	2,580,308
Total Receipts	61,749,827	-	367,449	914,723	63,031,998

Transfers
Disallowance of disputed claims	562,739,049	-	(562,739,049)	-	-
Allowance of disputed claims	-	-	(38,907,091)	38,907,091	-
Allowance of unreserved claims	(150,528)	-	-	150,528	-
Distribution to disputed Liquidating Trust Interests	(50,030,610)	-	50,030,610	-	-
Claims disallowed for non-release	14,209,673	-	-	(14,209,673)	-
Conditional release from litigation reserve	12,000,000	(12,000,000)	-	-	-
Other transfers	1,527,305	-	-	(1,527,305)	-
Total transfers	540,294,888	(12,000,000)	(551,615,529)	23,320,641	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	614,860,046	-	-	(10,937,075)	603,922,971
Disbursements to newly released / allowed claims	-	-	-	73,064,895	73,064,895
Other disbursements to allowed claimants (taxes, releases, etc)	44,004	-	132	11,503,463	11,547,599

Disbursements made for bankruptcy expenses
For services prior to the effective date	49,874,229	-	-	-	49,874,229
For services after the effective date	37,749,963	3,143,786	-	-	40,893,749

Disbursements in ordinary course:
Salaries and benefits	3,120,362	-	-	-	3,120,362
Travel and other expenses	144,421	-	-	-	144,421
Occupancy and supplies	945,380	-	-	-	945,380
Other outside services	585,343	-	-	-	585,343
Other disbursements	392,156	-	-	-	392,156
D&O Insurance	464,625	-	-	-	464,625
Trust Advisory Board fees and expenses	1,181,014	-	-	-	1,181,014
Disbursements in ordinary course	6,833,302	-	-	-	6,833,302

Total Disbursements	709,361,543	3,143,786	132	73,631,283	786,136,744

Ending Cash and Cash Equivalants	$32,800,891	$4,856,214	$174,531,429	$4,342,937	$216,531,471

WMI Liquidating Trust
December 2013 Quarterly Summary Report - UNAUDITED
Statements of Net Assets in Liquidation
(Liquidation Basis)

	12/31/2013	Effective Date
Assets:
Cash and cash equivalents	$32,800,891	$140,117,720
Cash held in reserve for litigation costs	4,856,214	20,000,000
Cash held in reserve for disputed claims	174,531,429	725,779,642
Other restricted cash	4,342,937	53,738,857
Total cash and cash equivalents	216,531,471	939,636,219

Income tax receivable	96,000,000	96,000,000
WMI runoff notes	105,863,652	127,851,091
WMI runoff notes (held in Disputed Claims)	30,218	1,232,742
Investment in subsidiaries	187,016	3,715,263
Prepaid expenses	977,986	948,080
Other assets	108,130	2,285,732
Total assets	$419,698,472	$1,171,669,128

Liabilities:
Pre-effective date liabilities	$474,000	$94,112,477
Cash held for allowed claimants	4,342,937	53,471,976
Estimated costs to operate trust (See Notes 2, 5 and 9 for further information)	28,841,511	40,000,000
Accounts payable	-	6,123,945
Accrued wages and benefits	592,463	18,261
Other accrued liabilities	5,786,549	133,441
Accrued liabilities - DCR	5,796	-
Total liabilities	40,043,255	193,860,100

Net assets in liquidation:
Net assets subject to disputed claims	174,555,851	727,012,384
Net assets available to Liquidating Trust Interests	205,099,365	250,796,644
Total net assets	379,655,216	977,809,028

Total liabilities and net assets	$419,698,472	$1,171,669,128

The accompanying notes are an integral part of this unaudited financial statement.

WMI Liquidating Trust
December 2013 Quarterly Summary Report - UNAUDITED
Statement of Changes in Net Assets in Liquidation
(Liquidation Basis)

	Quarter Ended 12/31/2013	Cumulative to Date

Net assets, beginning:	422,438,753	977,809,028

Income
Interest / Investment income - DCR	28,758	369,261
Interest income - runoff notes	3,333,218	28,208,090
Earnings / (Losses) from subsidiaries	(7,490)	(96,369)
Recovery of/(Additional) pre-effective expense	-	66,356,720
Other income / (Expense)	11,585	2,529,125
Total income	3,366,071	97,366,828

Expenses
Payroll and benefits	381,060	3,067,895
Occupancy and supplies	73,184	625,138
Professional fees & services	8,687,885	44,213,499
Other expenses	130,504	1,109,772

Total operating expenses	9,272,634	49,016,305
Change in reserve for costs to operate trust	16,676,378	(11,158,490)
Litigation expenses	302,286	3,514,606
Added / (Reduced) Expense	26,251,298	41,372,421

Other items
Allowed Claims	(3,165,273)	(38,907,093)
Disbursements to Liquidating Trust Interests	(16,733,037)	(614,860,046)
Other disbursements	-	(381,080)

Total changes in Net Assets	(42,783,536)	(598,153,812)

Net assets, ending	379,655,216	$379,655,216

The accompanying notes are an integral part of this unaudited financial statement.

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise defined herein, all capitalized terms have the same meaning as defined in the Plan)

Note 1:  Establishing the Trust

The Plan provides for the creation of the Trust.  On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution made on or about March 23, 2012 or whose claim was disputed or otherwise unresolved.  The Trust is and will continue to be responsible for liquidating, converting to cash and distributing the Trust’s assets to the Trust’s beneficiaries.  The beneficiaries have received, and will continue to receive, under certain circumstances as specified by the Plan, beneficial interests in the Trust in exchange for their unpaid Claims against or Equity Interests in the Debtors (“Liquidating Trust Interests” or “LTIs”).  The LTIs are not transferable except by will, intestate succession or operation of law.  The outstanding balance for LTIs as of December 31, 2013 is reported on the “Rollforward of Liquidating Trust Interests.”

Creditors who held unpaid claims as of the Effective Date and who were projected to receive recoveries under the Plan as of such date, have received or will receive LTIs for their unpaid Allowed Claims entitling them to future distributions from or by the Trust in accordance with the subordination provisions of the Plan.   If distributions from the Trust become available to creditors and Equity Interest holders who have not received LTIs, additional LTIs will be issued to effectuate future distributions.

In addition, the Liquidating Trustee administers the Disputed Claims Reserve (“DCR”).  Holders of claims who have not been allowed (or holders who have not provided the necessary tax forms) did not receive cash or LTIs as part of the Initial Distribution, and such assets were transferred to the DCR pending resolution of claims (or submission of the necessary tax forms).   Since the Effective Date, the DCR balances have changed due to the disallowance  or allowance of disputed claims as well as payment on behalf of LTIs held by the DCR.

The Trust, as a liquidating trust, is intended to qualify as a grantor trust for U.S. federal and state income tax purposes. A grantor trust is generally not treated as a separate taxpaying entity (i.e., it is treated as a pass-thru entity); as such, we do not anticipate that the Trust will be subject to U.S. federal or state income taxation.  See Note 4.

SPECIAL NOTE REGARDING TAX REPORTING:  Creditors may receive more than one tax report on Forms 1099 and/or Form W-2 for the 2013 tax year.  Please be advised that in accordance with applicable rules and regulations promulgated by the IRS, the Trust has extended the deadline by which it must submit Forms 1099 to recipients by 30 days.  As a result, such forms will be provided to recipients on or prior to March 2, 2014.

Note 2:  Liquidation Basis Accounting

Given the liquidating nature of the Trust, management is reporting its financial statements using liquidation basis accounting, consistent with AICPA Statement of Position 93-3 (“SOP 93-3”).  Liquidation basis accounting may be considered GAAP for entities that do not intend to continue as a going concern.

Key elements of liquidation basis accounting as set forth in SOP 93-3 include:

•
Assets and liabilities should be reported at their net realizable values.  The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

•
Instead of a balance sheet and income statement, the Trust provides a Statement of Net Assets in Liquidation and Statement of Changes in Net Assets in Liquidation.  The Statement of Net Assets should report assets and liabilities at the amount of cash expected to be received or paid in liquidation.  Such a report is inherently uncertain, as it is based on estimates and assumptions.  The cash amounts actually received and paid could be materially different than the reported balances.

•
The costs expected to consummate the liquidation should be recorded upfront.  On the Effective Date, the Trust recorded a liability (the “Operating Reserve”)1 of $40.0 million to operate the Trust.  As of December 31, 2012, the Trust reevaluated its ongoing operations and increased the Operating Reserve by $11.9 million, estimating total costs for operations from the Effective Date through the end of the Trust to be $51.9 million.  The Trust has incurred expenses of $49.0 million from the Effective Date through December 31, 2013, including expenses during the quarter of $9.3 million.  As a result, the Operating Reserve, before adjustment, as of December 31, 2013 was $2.9 million.

As part of its annual budgeting process (and consistent with its prior practice), management has reevaluated the ongoing operations of the Trust, including costs and expenses to litigate the Trust’s objections to remaining disputed claims, including the employee claims litigation (as discussed in Note 9) and to monetize the Trust’s remaining assets.  As a result of such reevaluation, management currently expects that such costs will exceed the current Operating Reserve.  Based on current conditions, management estimates total expenses for the period from the Effective Date through March 19, 2015 (i.e. the date on which the Trust is to terminate in accordance with its terms), to be $77.8 million.  Therefore, management has recorded an increase to the Trust’s Operating Reserve of $25.9 million for the quarter ending December 31, 2013.  The Operating Reserve balance as of December 31, 2013, after adjustment is $28.8 million, reflecting a net increase during the quarter of $16.6 million (i.e. the increased liability of $25.9 million, less operating expenses actually incurred during the quarter of $9.3 million).

•
Given the current status of various litigations, including the employee claims litigation and tax refund litigations, it is possible, if not probable, that the Trust will exercise the option set forth in the Plan and the Liquidating Trust Agreement to extend the term of the Trust for up to an additional three years; however, no final decision has been made in this regard. Furthermore, even if the term of the Trust is extended in accordance with Liquidating Trust Agreement, management does not currently believe that a full, three-year extension would be necessary.  Depending on the length of an extension and the assets and claims that are monetized and pursued, as the case may be, during that time, the Trust estimates that additional costs to operate the Trust could range from $5.0 to $10 million, subject to additional adjustment based on facts and circumstances existing at the time any such extension is authorized or effected.

The Trust’s operating budget is subject to review and approval by the Trust’s Advisory Board.  As of the date of this filing, the Trust Advisory Board is reviewing the management’s assessment of the projected operating costs of the Trust.  As a result, such operating costs remain subject to adjustment (and adjustments, if any, will be disclosed by the Trust in its Form 10-K to be filed later this year).

Note 3:  Distributions to LTI Holders

The Plan and Liquidating Trust Agreement provide direction that the Liquidating Trustee will make distributions on at least a quarterly basis, subject to certain exceptions.

No material cash has been generated since the last Distribution Date.  Therefore, while the next scheduled quarterly Distribution Date is February 1, 2014 the Trust will not make a quarterly distribution to LTI holders.  The Trust, will, however, distribute cash and unpaid LTIs it owes to newly allowed and claimants..

On December 3, 2013, the Bankruptcy Court granted the Trust’s Motion for an Order Authorizing the Distribution of Cash in Full Satisfaction of Certain De Minimis Liquidating Trust Interests [D.I. 11498] (the “De Minimis Motion”).  The De Minimis Motion authorized the Trust to distribute approximately $90,000 to holders of LTIs with a balance of $500 or less.  The payment in full of LTIs with a balance of $500 or less decreased the number of LTIs outstanding by 1,357.  This transaction significantly decreased the on-going cost of administering the LTIs.  The distribution was paid on December 31, 2013.  The total distribution to LTI holders during the quarter totaled

_____________________________
1 On the balance sheet, the item titled “Estimated cost to operate the Trust” is herein referred to as “the Operating Reserve.”

approximately $17.1 million when including the November 1, 2013 distribution disclosed in the Quarterly Summary Report filed on October 30, 2013.

In the Quarterly Summary Report filed on October 30, 2013, the Trust disclosed that it expected to distribute the Runoff Notes on February 1, 2014 to LTI holders in accordance with the priority of payments described in Exhibit H to the Plan.  Nevertheless, on December 23, 2013, the Trust filed a motion with the Bankruptcy seeking authorization to sell the Runoff Notes held by the Trust in accordance with the procedures described in such motion.  The Trust believes that the potential sale of the remaining Runoff Notes would maximize the total value of Liquidating Trust Assets of the Trust.  As a result, the Trust will continue to hold the Runoff Notes until the Bankruptcy hears and rules on such motion.

Note 4:  Disputed Claims Reserve

From and after the Effective Date, the Trust retains, for the benefit of each holder of a disputed claim, Cash, LTIs, and to the extent elected by such holder, Runoff Notes issued by Reorganized WMI, and any dividends, gains or income attributable in respect of any of the foregoing.   The amounts retained are calculated as if each of the claims is an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code and constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii) and (iii) above.

Pursuant to the Plan and the Liquidating Trust Agreement, the Liquidating Trustee (A) treats the DCR as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and will make any appropriate elections), and (B) to the extent permitted by applicable law, reports consistently with the foregoing for state and local income tax purposes.  Accordingly, the DCR is a separate taxable entity for U.S. federal income tax purposes, and all distributions from such reserve are taxable to such reserve as if sold at fair market value.  Any distributions from the DCR will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original Claim or Equity Interest of such recipient.

During the quarter ending December 31, 2013, $3.1 million of disputed claims were allowed and will be distributed on February 1, 2014.

On December 11, 2013, the Bankruptcy Court granted the motion of certain claimants to reinstate reserves on account of Claims that the Bankruptcy Court had previously ordered to be reinstated or amended, as the case may be.  After the Trust monetizes additional assets and/or releases funds from the DCR, and after taking into account operating reserves, the Trust will be required to reserve approximately $4.0 million before making additional distributions to LTI holders.

On the Statement of Net Assets, as of December 31, 2013, DCR assets include cash of $174.5 million and $29.8 thousand of Runoff Notes (including interest).  The DCR, by reason of its allocable ownership of LTI assets on behalf of disputed claimants, is entitled to a pro rata share of the remaining assets of the Trust.  Assets of the DCR will be made available to the LTI holders in accordance with the Plan as and when disputed claims become disallowed.  For further information regarding the DCR, see the “Rollforward of Liquidating Trust Interests” and the “Rollforward of Disputed Claims Reserve”.

Note 5:  Reserve for Litigation Costs

The Plan required that the Trust set aside $20.0 million (the “Litigation Reserve”) to potentially pursue recoveries from pending and future investigations, litigations (other than tax-related litigation) and to defend certain claims.  Because it has not been determined whether and to what extent such funds will actually be used, the Trust did not, upon emergence, record a liability for such costs and the Trust reports these litigation costs as they are incurred.

Nevertheless, the Trust does report the cash held on account of the Litigation Reserve as a separate line item on the Statement of Net Assets and the activity is disclosed on the Schedule of Cash Receipts and Disbursements.

In connection with a distribution to LTI holders in November 2013, the Litigation Subcommittee authorized a release of $12 million from the Litigation Reserve to partially fund such distribution.  In accordance with the terms of the Liquidating Trust Agreement, as recently amended, the Litigation Subcommittee may require, subject to applicable conditions, that the Trust replenish the Litigation Reserve by up to $12 million, on an-as needed basis, from unrestricted funds currently held by the Trust, or as funds become available in the future.

As of December 31, 2013, $3.1 million had been paid to professionals representing the Trust in connection with pending and potential investigations, litigations and claims, and total costs incurred in connection with the foregoing were $3.5 million.  Therefore, on December 31, 2013, the Litigation Reserve has an available balance of $4.8 million.

Update Regarding Activities of the Litigation Subcommittee

In accordance with the Plan and the Liquidating Trust Agreement, upon formation, the Trust established a subcommittee (the “Litigation Subcommittee”) to oversee the investigation and possible litigation of certain claims against third parties including, among other things, subject to the exculpation and release provisions of the Plan, claims (a) against former directors and officers of the Debtors for actions arising prior to the Petition Date (the “D&O Claims”); (b) against professionals and representatives retained by the Debtors with respect to actions arising during the period prior to the Petition Date; and (c) against third parties arising prior to the commencement of the Debtors’ bankruptcy cases for breaches of duty to WMI, including antitrust claims and business tort claims (collectively, the “Potential Causes of Action”).  In connection with the foregoing, the Trust’s advisors have conducted investigations into the Potential Causes of Action.  Specifically:

D&O Claims:  On October 8, 2012, the Trust filed a complaint in the Delaware Superior Court for New Castle County against 11 insurance carriers (the “Carriers”) that issued director and officer insurance policies purchased by WMI before it filed for bankruptcy (the “D&O Policies”). The complaint initiated the lawsuit captioned WMI Liquidating Trust v. XL Specialty Insurance Co., et al., C.A. No. N12C-10-087 MMJ CCLD (the “Insurance Coverage Action”).  In the complaint, the Trust alleges, among other things, that the Carriers breached their obligations under the D&O Policies because they denied coverage and are refusing to pay defense costs for a claim (the “Asserted Claim”) based on a $500.0 million transfer from WMI to WMB that took place on September 10, 2008.  In particular, the Trust seeks (i) damages for breach of the D&O Policies, (ii) damages for breach of the Carriers’ duties of good faith and fair dealing, (iii) declaratory judgment as to the Carriers’ obligations under the D&O Policies, and (iv) other relief specified in the complaint.  The Carriers filed a motion to dismiss the Insurance Coverage Action, which was denied by the Superior Court.  Thereafter, the Carriers sought and obtained leave for interlocutory appeal of the denial of their motion to dismiss.  The Supreme Court of Delaware, sitting en banc, is scheduled hear oral argument on such appeal on March 5, 2014.

Goldman Investigation: In December 2012, the Trust filed a motion before the Bankruptcy Court seeking discovery of documents and a deposition from Goldman Sachs.  The motion sought information from Goldman Sachs related to its trading and lending activity with respect to WMI securities in the period prior to WMI’s bankruptcy. The motion indicated that such documents may be relevant to potential claims against Goldman Sachs for breach of contract and other causes of action.  During the course of the Trust’s investigation, Goldman Sachs and the Trust agreed to postpone judicial resolution of the Trust’s motion, subject to Goldman Sachs agreeing to voluntarily produce material by Goldman Sachs that would eliminate the need for a ruling on the motion.  Goldman Sachs produced certain materials voluntarily and such materials were reviewed by counsel to the Trust and by consultants retained by the Trust with expertise in the type of securities transactions involved.  During the course of such review, the Trust’s advisors identified potential claims against a separate third party and investigated those claims as well.  At this time, having reviewed the records and materials produced in connection with the foregoing (and mindful of the legal requirements applicable to the actual assertion of a claim (including Rule 11 of the Federal Rules of Civil Procedure)), the Litigation Subcommittee has determined to terminate its investigation of these claims because the evidence and information reviewed does not support pursuit of such claims.  In connection with the foregoing, the above-referenced motion filed with the Bankruptcy Court was withdrawn in late 2013.

Other Investigations: The Litigation Subcommittee, through its professionals, also investigated potential claims against both pre- and post-petition advisors, including investment banking advisors, law firms, WMI’s former public accounting firm and claims against certain financial institutions.  Claims investigated by the Litigation Subcommittee have encompassed breach of contract claims; breach of fiduciary duty claims; professional malpractice claims; and business tort claims, including potential antitrust claims.  In connection with these investigations, the Litigation Subcommittee assessed not only the claims themselves, but also potential defenses that could be interposed by potential defendants; likelihood of success on the merits; and the cost and expenses of litigating such claims (particularly in light of the Trust’s limited resources).  Having taken all of these issues into account, at this time the Litigation Subcommittee has determined not to assert claims against various third parties, other than those which are currently pending and being litigated.

Note 6:  Taxes

Pursuant to the Plan and the Global Settlement Agreement with JPMC and the FDIC, the Trust and JPMC will share in all future WMI net tax refunds on a 20% / 80% pro rata basis, respectively.  There are numerous litigations and refunds remaining at the Federal and State tax levels.  Total net refunds remaining are estimated to be between $200 and $600 million, of which the Trust would receive between $40 and $120 million.  An escrow account was established to accumulate net tax refunds in accordance with the terms of the Global Settlement Agreement.  Management’s current estimate of the Trust’s share of the net tax refunds is $96 million.  There was no significant activity in the tax refund escrow account during the quarter and there are no scheduled distributions from the account.

Note 7:  Runoff Notes

Pursuant to the Plan, Reorganized WMI issued Runoff Notes in the aggregate original principal amount of $130,000,000.00, maturing on the eighteenth (18th) anniversary of the Effective Date, bearing interest at a rate of thirteen percent (13%) per annum (payable in cash to the extent of available runoff proceeds or in kind through the capitalization of accrued interest at the rate of thirteen percent (13%) per annum to the extent runoff proceeds are unavailable).  The repayment of the Runoff Notes is limited to certain proceeds from WM Mortgage Reinsurance Company Inc., which is a wholly-owned subsidiary of Reorganized WMI.  No cash was received on behalf of the Runoff Notes during this reporting period.  On December 1, 2013, Reorganized WMI elected to make a payment-in-kind interest payment on the Runoff Notes held by the Trust.  Accordingly, the interest due on those notes was capitalized to the outstanding principal of the Runoff Notes.  The amount of such interest capitalized totaled $2.5 million for First Lien Notes and $776.8 thousand for Second Lien Notes.

Pursuant to the Plan, creditors were entitled to elect a distribution of Runoff Notes in lieu of cash received on the Effective Date.  To the extent that eligible creditors did not elect all of the Runoff Notes, any remaining balance of the Runoff Notes was transferred to the Trust. The Plan provides the conditions under which the Trust can distribute the Runoff Notes.  As of December 31, 2013, the Trust owned $104.7 million of Runoff Notes (including paid-in-kind interest) at face amount and interest receivable of $1.1 million for the benefit of all LTI holders.  In addition, the Trust (through the DCR) holds $30.2 thousand of Runoff Notes (including interest) on behalf of disputed claim holders who elected Runoff Notes in lieu of cash.

At stated in Note 3 above, in the Quarterly Summary Report filed on October 30, 2013, the Trust disclosed that it intended to distribute the Runoff Notes on February 1, 2014 to LTI holders in accordance with the priority of payments described in Exhibit H to the Plan.  Nevertheless, on December 23, 2013, the Trust filed a motion with the Bankruptcy Court seeking authorization to sell the Runoff Notes held by the Trust in accordance with the procedures set forth in such motion.  The Trust believes that the potential sale of the remaining Runoff Notes would maximize the total value of Liquidating Trust Assets of the Trust.  As a result, the Trust will continue to hold the Runoff Notes until the Bankruptcy Court hears and rules on such motion.

Note 8:  Disputed Equity Escrow

In addition to the DCR, the Plan established a Disputed Equity Escrow to hold shares of Reorganized WMI common stock for distribution based on the resolution of disputed equity interests.  A dismissal of disputed equity interests will result in a distribution to common shareholders of Reorganized WMI consistent with the allocation of, and manner of distribution of, common shares on the Effective Date.  The shares and any cash distributed on behalf of the shares are held in a separate escrow account that is not recorded as an asset of the Trust.  The Liquidating Trustee is the escrow agent for the Disputed Equity Escrow.  The Disputed Equity Escrow is taxed in a similar manner to the DCR (see description above).  All expenses of the Disputed Equity Escrow (other than taxes) are borne by the Trust.   As of December 31, 2013, there were approximately 2.9 million shares of Reorganized WMI common stock in the Disputed Equity Escrow.

Note 9:  Settlement of Employee Related Claims

The Trust currently holds $125 million in reserves for employee claims filed by 86 former employees of WMB or WMI, as the case may be.  Several claims have been amended and reinstated during the quarter.  As of December 31, 2013, the aggregate “as-filed” amount of these claims totaled approximately $135 million.

As previously disclosed earlier this year, the Trust entered into settlements in principle with 56 of these claimants representing over $90 million of disputed claims.  Since then, the FDIC and Federal Reserve Board (“FRB”) directed the Trust to submit a letter request seeking a determination as to the applicability of the so-called "golden parachute" regulations with respect to certain benefits for which these claimants are seeking payment – either through settlement or litigation.  As a result of the FDIC’s and FRB’s directive, only 32 claimants (representing approximately $19 million in claims) entered into stipulations with the Trust and agreed to participate in the interagency approval process.  In response to the Trust's letter request on behalf of the 32 claimants, by letter, dated July 14, 2013, the FDIC notified the Trust that payments on account of such settlements (other than one de minimis settlement) are subject to such “golden parachute" regulations and can only be paid to claimants if and when the FDIC and FRB approve payment following a duly submitted application.  The Trust filed such application on August 14, 2013.  On the same day, the Trust also filed a second letter request with the FDIC requesting a determination as to whether such "golden parachute" regulations are applicable with respect to payments that would be payable to non-settling claimants (or claimants with settlements in principle who declined to finalize and execute stipulations with the Trust) if such claimants prevail on their claims before the Bankruptcy Court.  Both of the Trust's interagency application and the August 14, 2013 letter request remain pending.  As of December 31, 2013, of the 32 claimants who entered into stipulations with the Trust and agreed to participate in the interagency approval process, upon notification by the FDIC, one has been paid due to the de minimis amount of such settlement and one has withdrawn.  There are now 30 remaining claimants with settlements that are pending review by the FDIC and FRB.

On August 22, 2013, Judge Walrath directed the Trust to seek a declaratory judgment with respect to whether, among other things, the "golden parachute" regulations apply to payments on account of the various employee claims - whether settled or litigated to finality.   In accordance with the Bankruptcy Court’s directive, on September 20, 2013, the Trust filed a complaint in the United States District Court for the Western District of Washington (the “Washington District Court”) seeking such a declaratory judgment.  The Trust is unable to predict how long it will take to litigate the issues set forth in such complaint. Pursuant to an order of the Washington District Court, motions to dismiss the litigation or to transfer venue were required to be filed by January 21, 2014 and several motions were so filed.  The Trust is required to object or otherwise respond to such motions by March 7, 2014.  While no hearing has been established to consider such motions, the Trust anticipates that such motion practice and resolving the merits of the litigation could be protracted.

Based on the foregoing, the Trust believes that the status of some or all of the settlements described above may change.  As a result, there can be no assurances that one or more these settlements will actually be consummated and value distributed on account thereof.

On a related note, during the hearing on August 22, 2013, the Bankruptcy Court also ordered the parties to continue to work on a scheduling order covering the litigation of the employee claims held by non-settling parties.  As part of the scheduling order, the Bankruptcy Court also ordered a resumption of discovery related to the employee claims, notwithstanding the Trust’s argument that such discovery should continue to be stayed until such time as the aforementioned declaratory judgment and interagency application process are resolved.  The Bankruptcy Court has set a trial date on change-in-control issues for early September 2014.

In a motion filed with the Bankruptcy Court in August 2013, (the “Motion to Estimate”) the Trust sought to cap the maximum allowable amount payable on account of "change in control" claims in accordance with limitations imposed by Section 502(b)(7) of the Bankruptcy Code (the “502(b)(7) Cap”) and to release reserves held in excess of such amounts, which the Trust estimates to be in the range of between $40 million and $67 million.  At the hearing held to consider the Motion to Estimate, the Bankruptcy Court did not explicitly rule on the Motion to Estimate, instead stating on the record the Bankruptcy Court’s belief that a motion seeking partial summary judgment, presumably based on grounds substantially similar to those set forth in the Motion to Estimate, was a more appropriate method by which to address issues associated with the 502(b)(7) Cap.    In accordance with such directive, the Trust filed motions for summary judgment on October 31, 2013 [D.I. 11424 and D.I. 11429].  Thereafter, the Bankruptcy Court permitted limited discovery to be taken.  Objections and responses to the motion are required to be filed by January 31, 2014 and replies thereto must be filed by the Trust this February.  A hearing to consider the motion and the relief requested therein is scheduled to be held on March 14, 2014.

WMI Liquidating Trust
December 2013 Quarterly Summary Report -- UNAUDITED
Rollforward of Liquidating Trust Interests (1)

	Beginning -- 10/01/13	Post Effective Accretion	Allowed	Disallowed	Disbursement	Other	Ending -- 12/31/13	12/31/13 - 02/01/14 Accretion	Projected 02/01/14 Distribution	Projected Ending Balance

CCB (Tranche 3) (2)	$16,408,374	$57,541	$-	$-	$(16,465,916)	$-	$-	$-	$-	$-

PIERS (Tranche 4) (3)	237,909,356	1,131,029	-	-	(25,201)	-	239,015,184	405,028	-	239,420,211

Remaining Postpetition Interest Claim (Tranche 4) (4)	46,688,859	227,824	-	-	(2,262)	-	46,914,421	79,500	-	46,993,921

Allowed General Unsecured Claims (Tranches 2-4)	3,403,957	16,018	129,324	-	(239,658)	-	3,309,642	5,389	-	3,315,031

LTI balances -- Current LTI holders	304,410,547	1,432,413	129,324	-	(16,733,037)	-	289,239,247	489,917	-	289,729,163

LTI balances -- Disputed Claims (3)	7,794,892	36,680	(129,324)	-	(435,251)	-	7,266,998	12,534	-	7,279,531

TOTAL LTI Balances	$312,205,439	$1,469,093	$-	$-	$(17,168,288)	$-	$296,506,244	$502,450	$-	$297,008,694

NOTES

* Holders of Liquidating Trust Interests will receive statements of their individual LTI holdings outlining the respective rollforward activity through 02/01/14.

1)
Liquidating Trust Interests are not issued to holders of subordinated claims and equity interests.  Additional LTI's will only be issued to holders of subordinated claims and equity interests if proceeds exceed the face amounts issued to current LTI holders.

2)	CCB balance excludes the LTI portion allocable to the common stock component of the CCB claim.

3)
PIERS balance represents "Cap" established due to difference between Federal Judgment Rate and Subordinated Contractual Rates.  The adjustment in the "Post Effective Accretion" column represents the FJR interest paid to the class partially offset by the subordination of PIERS to senior levels, increasing the "Cap", or in other words, the highest possible amount that PIERS holders can collect as of the date of this report.

4)
A Claim by a holder of an Allowed Senior Notes Claim with respect to Floating Rate Notes against any of the Debtors or the Debtors’ estates for interest accrued during the period from the Petition Date up to and including the date of final payment of such Claim, in an amount equal to (a) such holder’s Postpetition Interest Claim minus (b) such holder’s Intercreditor Interest Claim.

WMI Liquidating Trust
Next Dollar Analysis - LTI Balance as of December 31, 2013

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1)

Up to $59,584,261	Until Debtor begins to pay actual post-petition interest as	General Unsecured Claims	3.6%
	opposed to by reason of contractual subordination	PIERS CUSIPs	96.4%

$59,584,262 - $296,506,244	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim -- Senior Floating	19.8%
		General Unsecured Claims	3.6%
		PIERS CUSIPs	76.6%

NOTES:
(1)	The disputed claims (on an "as if allowed" basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust
December 2013 Quarterly Summary Report - UNAUDITED
Rollforward of Disputed Claims Reserve

	Disputed Assets (3)	LTI (4)

Beginning Balance - 09/30/2013	177,264,608	7,794,893

Post-effective Accretion on LTI portion	-	36,680

Net Interest Earned on Disputed Assets	21,396	-

Cash Distribution to Disputed LTIs	435,251	(435,251)

Less: Allowed Claims (1)(2)	(3,165,273)	(129,324)

Less: Disallowed Claims	-	-

Other Adjustments	(132)	-

Ending Balance - 12/31/2013	174,555,851	7,266,998

NOTES:
1)	Cash for allowed claims will be distributed on February 1
2)	Cash payment for allowed claims includes each claim's prorata portion of the interest earned by the DCR after the Effective Date
3)	"Disputed Assets" includes cash held for the benefit of disputed claims as well as Runoff Notes elected by disputed claim holders in lieu of cash on the Effective Date
4)	The face amount of unpaid claims which represents a claim against the general assets of the Trust, distributable in accordance with the subordination provisions of the Plan